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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934

Check the appropriate box:

☒ Preliminary Information Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐ Definitive Information Statement

Quantitative Group of Funds

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule      0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4) Proposed maximum aggregate value of transaction:
5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the         filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

QUANTITATIVE GROUP OF FUNDS

55 Old Bedford Road

Lincoln, MA 01773

September 15, 2007,

Dear Fund Shareholder:

As of August 3, 2007, PanAgora Asset Management, Inc. (“PanAgora”), the investment subadviser to the Quantitative Emerging Markets Fund (the “Fund”), has had a change of control as a result of a change in ownership of one of PanAgora’s parent companies. The Fund does not anticipate that this transaction will have any material impact on how the Fund is managed on a day-to-day basis. The next few pages of this document provide more information regarding this transaction.

On behalf of the Board of Trustees, I thank you for your continued investment in the Fund. If you have any questions, please call us at 1-800-326-2151.

Sincerely,

Willard Umphrey

President

QUANTITATIVE GROUP OF FUNDS

55 Old Bedford Road

Lincoln, MA 01773

INFORMATION STATEMENT

TO SHAREHOLDERS OF THE QUANTITATIVE EMERGING MARKETS FUND

This document is an Information Statement and is being furnished to shareholders of the Quantitative Emerging Markets Fund (the “Fund”) in lieu of a proxy statement pursuant to the terms of an exemptive order issued by the Securities and Exchange Commission (the “SEC”). WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The Fund is a non-diversified series of Quantitative Group of Funds (the “Trust”). Quantitative Investment Advisors, Inc. (the “Manager”) serves as manager to the Fund and PanAgora Asset Management, Inc. (“PanAgora”) serves as investment subadviser to the Fund. As investment subadviser, PanAgora provides the day-to-day management of the Fund’s investments, subject to the overall supervision of the Manager.

The purpose of this Information Statement is to provide you with information regarding a change of control of PanAgora, the Fund’s investment subadviser, as a result of certain changes in the ownership of one of PanAgora’s parent companies. The Fund does not anticipate that this transaction will have any material impact on how the Fund is managed on a day-to-day basis. PanAgora or the other companies involved in its change of ownership, and not the Fund, will bear the expenses incurred in connection with preparing this Information Statement.

This Information Statement will be mailed on or about September 15, 2007, to shareholders of record of the Fund as of August 3, 2007 (the “Record Date”). One Information Statement will be delivered to multiple shareholders sharing an address unless the Fund has received contrary instructions from the shareholders. Shareholders sharing an address can call 1-800-326-2151 or write the Quantitative Group of Funds, 55 Old Bedford Road, Lincoln, MA 01773 to request to receive a separate annual report of shareholders or information statement, as applicable, in the future. As of the Record Date, 13,465,189.109 Ordinary shares and 801,141.724 Institutional shares of the Fund were issued and outstanding. Information on shareholders who owned beneficially more than 5% of the shares of the Fund as of the Record Date is set forth in Appendix A.

YOU MAY OBTAIN A COPY OF THE FUND’S MOST RECENT ANNUAL REPORT TO SHAREHOLDERS, FREE OF CHARGE BY ACCESSING THE FUND’S WEBSITE AT WWW.QUANTFUNDS.COM, BY CALLING 1-800-326-2151, OR BY WRITING TO THE QUANTITATIVE GROUP OF FUNDS, 55 OLD BEDFORD ROAD, LINCOLN, MA 01773.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

Introduction

As described more fully in “The Transaction” below, on August 3, 2007 a transaction was consummated involving the sale of Putnam Investments Trust, the parent of Putnam Investments, LLC (“Putnam Investments”) (the “Transaction”). Putnam Investments is a control person of the subadviser, PanAgora Asset Management, Inc. (“PanAgora”). The Transaction constituted an “assignment,” as that term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”), of the subadvisory agreement in effect at the time of the Transaction (the “Prior Agreement”) between PanAgora and Quantitative Investment Advisors, Inc. (the “Manager”). As required under the 1940 Act, the Prior Agreement provided for its automatic termination in the event of its assignment. As described more fully below under “Description of Prior Agreement and New Agreement,” PanAgora and the Manager entered into a new subadvisory agreement (“New Agreement”) that was substantially identical to the Prior Agreement on or about August 3, 2007 (“Transaction Date”).

The New Agreement was approved by a majority of the Trustees, including a majority of those Trustees who are not “interested persons” (as defined in the 1940 Act) of the Trust on April 24, 2007 (“Non-Interested Trustees”). Information relating to the New Agreement is set forth below under the “Description of Prior Agreement and New Agreement.”

The Transaction

PanAgora, a Delaware corporation, is a registered investment adviser with over $22 billion in assets under management as of March 31, 2007. Putnam Investments Trust owns approximately 80% of the outstanding voting stock of PanAgora indirectly through its wholly owned subsidiary, Putnam Investments. The remainder of PanAgora’s voting stock (20%) is held by Nippon Life Insurance Company (“Nippon Life”). The principal businesses of Nippon Life are insurance (primarily life insurance) and investment management. Prior to the Transaction, Putnam Investments Trust was owned by Marsh & McLennan Companies, Inc. (“Marsh & McLennan”), a publicly-owned holding company whose principal businesses are international insurance and reinsurance brokerage, employee benefit consulting and investment management. The principal business of Putnam Investments Trust is money management.

On January 31, 2007, Marsh & McLennan and Great-West Lifeco Inc. (“Lifeco”) a subsidiary of Power Financial Corporation (“Power Financial”) entered into a purchase agreement (the “Purchase Agreement”) pursuant to which, on August 3, 2007, Lifeco acquired ownership of Putnam Investments Trust from Marsh & McLennan. Lifeco is a Canadian financial services holding company with interests in the life insurance, health insurance, retirement, savings, and reinsurance businesses. Its businesses have operations in Canada, the United States and Europe. Power Financial, an international management and holding company of financial services businesses, owns approximately 70.6% of the voting shares of Lifeco. Power Corporation of Canada, a diversified international management and holding company, owns approximately 66.4% of the voting securities of Power Financial. The Honorable Paul Desmarais, Sr., through a group of private holding companies which he controls, has voting control of Power Corporation of Canada.

The address of Mr. Desmarais, Power Corporation of Canada, and Power Financial is 751 Victoria Square, Montreal, Quebec H2Y 2J3. The address of Lifeco is 100 Osborne Street North, Winnipeg, Manitoba, R3C 3A5. The address of Lifeco’s acquisition subsidiary is 8515 East Orchard Road, Greenwood Village, Colorado 80111.

As a result of the Transaction, there was a change in control of PanAgora, because Lifeco became the ultimate parent corporation of Putnam Investments Trust, the parent of Putnam Investments, which is the majority holder of PanAgora. Senior management at PanAgora has retained its 15% non-voting interest in PanAgora. No changes of key personnel at PanAgora have occurred as a result of the transaction

PanAgora, Lifeco, Putnam Investments Trust and Putnam Investments do not presently intend for the Transaction to affect the operating autonomy of PanAgora. In addition, PanAgora has advised the Fund: (1) that it presently anticipates that the senior portfolio management teams of PanAgora would continue in their present capacities; (2) that the eligibility of PanAgora, under the Investment Advisers Act of 1940, as amended, to serve as a subadviser to the Fund would not be affected by the Transaction; and (3) that PanAgora is expected to be able to continue to provide advisory and management services with no material changes in operating conditions. PanAgora has also advised the Fund that it currently anticipates that the Transaction would not affect the ability of PanAgora to fulfill its obligations under the New Agreement.

PanAgora has informed the Trust that it has determined that that the scope and quality of services that would be provided to the Fund under the New Agreement would be at least equivalent to the scope and quality of services provided under the Prior Agreement.

Description of Prior and New Agreements

New Agreement:               Under the New Agreement, PanAgora receives a fee from the Manager of 0.40% of the aggregate average daily net asset value of the Fund. Such fee is paid by the Manager and not by the Fund out of the management fee paid by the Trust to the Manager pursuant to a management agreement between the Trust and the Manager. The fee paid by the Manager to PanAgora from the commencement of the New Agreement through August 31, 2007 is $[____________].

The New Agreement provides, subject always to the supervision of the Trustees and the Manager, that PanAgora will furnish continuously an investment program for the Fund, make investment decisions on behalf of the Fund and place all orders for the purchase and sale of portfolio securities and all other investments in accordance with the Fund’s Prospectus and Statement of Additional Information. The New Agreement also requires PanAgora to furnish and provide, at its expense: (1) all necessary investment and management facilities, including salaries of personnel; (2) records relating to the purchase, sale or current status of portfolio securities; (3) clerical personnel and equipment necessary for the efficient rendering of investment advice to the Fund; (4) to the Manager, such reports and records regarding the Fund and PanAgora as the Manager or the Trustees shall from time-to-time request; and (5) upon reasonable notice, reviews of written references to PanAgora, or its methodology, whether in a Prospectus, Statement of Additional Information, sales and marketing materials or otherwise.

The New Agreement provides that it will continue in effect for an initial term of two years from its date of execution (August 3, 2007) and thereafter so long as it is approved at least annually in accordance with the 1940 Act. The 1940 Act requires that, after the initial two-year term, all subadvisory agreements be approved at least annually by: (1) the vote, cast in person at a meeting called for the purpose, of a majority of the Non-Interested Trustees; and (2) the majority vote of the full Board of Trustees or the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund. The New Agreement terminates automatically in the event of its assignment or the termination of the management contract between the Manager and the Trust; and may be terminated without penalty by the Trust (through action of the Trust’s Board of Trustees or a majority of the outstanding voting securities of the Fund) at any time, on written notice to the Manager and PanAgora, by the Manager on sixty days’ written notice to PanAgora and by PanAgora on 150 days’ written notice to the Manager. Under an exemptive order granted by the SEC, the Manager may enter into new or modified subadvisory agreements with existing or new investment subadvisers without the approval of the Fund’s shareholders, provided that an Information Statement is sent to shareholders of the affected portfolios explaining any changes and disclosing the aggregate fees paid to the subadvisers as a result of those changes. The Board of Trustees reviews the subadvisory agreements annually.

The New Agreement provides that PanAgora shall not be subject to any liabilities of the Trust, the Fund or the Manager, or to any shareholder, officer, director or Trustee, for any act or omission in the course of, or connected with, rendering services thereunder, in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties.

Prior Agreement:              There are no material differences between the New Agreement and the Prior Agreement, except that the New Agreement contains a new effective date. The Prior Agreement, dated July 14, 2004, was last approved by the Board of Trustees, including a majority of the Non-Interested Trustees, on April 24, 2007, in connection with its annual review.

Trustee Review: The Board of Trustees, including a majority of the Non-Interested Trustees, considered and approved the New Agreement at a meeting held on April 24, 2007. The Trustees, including the Non-Interested Trustees, reviewed all material provided by PanAgora and its affiliates, and requested and received all information that they deemed relevant to form a judgment as to whether the New Agreement is in the best interests of the Fund and its shareholders.

The Non-Interested Trustees considered the fact that the New Agreement would, except as described herein, have terms and conditions identical to those of the Prior Agreement and considered certain representations of PanAgora, described above in the section entitled “The Transaction,” with respect to PanAgora’s ability to continue to provide advisory and management services with no material changes in operating conditions.

The Trustees also considered that PanAgora has represented to them that the scope and quality of services to be provided to the Fund under the New Agreement will be at least equivalent to the scope and quality of services provided under the Prior Agreement.

The Trustees also considered their review and approval of the Prior Agreement, which last took place on April 24, 2007. The Trustees considered that the New Agreement would not be materially different from the Prior Agreement. In considering the approval of the New Agreement, the Board considered the approval of the Prior Agreement in which, the Board, including the Non-Interested Trustees, considered whether the Fund has operated within its investment objective and its record of compliance with its investment restrictions. It also reviewed the Fund’s investment performance as well as the performance of a peer group of mutual funds, and the performance of an appropriate index or combination of indices. The Trustees noted that the Fund has outperformed its Lipper Index and peer group for the 3-, 5-, and 10-year periods ended January 31, 2007 but that its 1-year performance was slightly below both its Lipper Index and its peer group for the same period.

The Board, including the Non-Interested Trustees, considered the Fund’s management fee, subadvisory fee and expense ratio compared with the management fees, subadvisory fees and expense ratios of a peer group of funds. It also considered the amount and nature of fees paid by shareholders. The Board noted that the Fund’s fee structure and expense ratio are comparable to or lower that that of a peer group of funds.

The Board, including the Non-Interested Trustees, reviews at least annually the background of the Fund’s portfolio manager and the Fund’s investment objective and strategy. The Non-Interested Trustees have also had discussions with senior management and/or reviewed a questionnaire prepared by senior management of the subadviser responsible for the Fund’s investment program. Among other things, the Trustees considered the size, education and experience of the subadviser’s investment staff and the subadviser’s approach to recruiting, training and retaining portfolio managers and other research, advisory and management personnel.

The Board, including the Non-Interested Trustees, considered, among other things: the nature, quality, cost and extent of advisory services performed by the subadviser (and affiliated companies, if any) under the existing subadvisory agreement; the nature and extent of the subadviser’s supervision of third party service providers, principally the fund accountant, custodian and subcustodians; financial information provided by the subadviser; non-fund businesses, which may benefit from or be related to the business of advising the Fund; whether there have been economies of scale in respect of the subadviser’s services to the Fund; whether the Fund has appropriately benefited from any economies of scale; whether there is potential for realization of any further economies of scale; the character and amount of fees paid by the Fund and the Fund’s shareholders for services provided by the subadviser (and its affiliates, if any); the allocation (if any) of fund brokerage to brokers affiliated with the subadviser, and benefits to the subadviser from the use of “soft” commission dollars (if any) to pay for research and brokerage services; the revenues and profitability of the subadviser’s businesses other than their mutual fund business, if any; and the “fall-out” benefits that accrue to the subadviser and any affiliates by virtue of their relationship with the Fund.

Based on its evaluation of all material factors and assisted by the advice of independent counsel, the Board of Trustees, including the Non-Interested Trustees, concluded that the existing subadvisory fee structure is fair and reasonable, and that the existing subadvisory agreement with this subadviser should be approved.

Description of PanAgora

PanAgora, located at 260 Franklin Street, Boston, Massachusetts 02110, was founded in 1985 and organized in 1989. Headquartered in Boston, the firm manages over $22 billion in assets (as of March 31, 2007) for pension plans, endowments, foundations, unions, and financial service providers around the globe. PanAgora also maintains partnerships in Europe and Asia. David P. Nolan, CFA and Richard T. Wilk, CFA are co-portfolio managers and have primary responsibility for subadvising the Fund’s assets. Mr. Nolan joined PanAgora in 2003 and was previously with Independence Investment LLC from 1989 to 2003, where he managed the Fund along with other emerging markets and developed markets portfolios. Mr. Wilk is the Director of Equity Investments for PanAgora. He is responsible for the daily research and management of PanAgora’s active equity strategies. He is also a member of the PanAgora’s Investment and Management Committees. Mr. Wilk has been with PanAgora and its predecessor organization, the Structured Investment Products Group of The Boston Company, since 1985.

PanAgora invests the Fund’s portfolio using the PanAgora’s emerging markets equity strategy. PanAgora’s emerging markets equity strategy invests in equity securities in emerging markets around the globe. Its goal is to achieve long-term growth of capital.

The principal executive officer of PanAgora is Eric Sorensen. The principal occupation of Mr. Sorensen is as President and Chief Executive Officer of PanAgora. The following individuals serve as officers of PanAgora:

Name	Principal Occupation

Kevin M. Cronin	Senior Managing Director of Putnam Investments

Woody E. Bradford	Managing Director of Putnam Investments

Charles E. Haldeman	Chief Executive Officer of Putnam Investments and Chairman of PanAgora

Amrit Kanwal	Senior Managing Director and Chief Financial Officer of Putnam Investments

Francis J. McNamara, III	Chief Legal Officer of Putnam Investments

Jeffrey F. Peters	Senior Managing Director of Putnam Investments

Eric Sorensen	President and Chief Executive Officer of PanAgora

Kiyoshi Ujihara	Director of Nippon Life

Yoshikazu Takeda	Director and General Manager for the Americas and Europe of NLI International

Sandra C. Whiston	Senior Managing Director of Putnam Investments

The principal business address of PanAgora and Mr. Sorensen is 260 Franklin Street, Boston, MA 02110. The principal business address of Putnam Investments, Mr. Bradford, Mr. Cronin, Mr. Haldeman, Mr. Kanwal, Mr. McNamara, Mr. Peters and Ms. Whiston is One Post Office Square, Boston, MA 02109. The principal business address of Nippon Life and Mr. Ujihara is 1-2-2 Yurakucho Chiyodo-Ku, Tokyo 100-8444, Japan. The principal business address of Mr. Takeda is 1251 Avenue of the Americas, Suite 5210, New York, NY 10020-1198.

Description of the Manager and Existing Management Agreement

Quantitative Investment Advisors, Inc. (the “Manager”) serves as the Fund’s investment manager pursuant to a management contract (the “Management Agreement”) amended and restated as of April 25, 2007. The directors and principal executive officers of the Manager are:

Willard L. Umphrey	Director/President
Leon Okurowski	Director/Vice President/Treasurer

Effective November 1, 2006, the Fund’s shareholders approved an effective overall management fee level of 1.00%, which represented the management fee to be paid to the Manager. The Manager will manage, supervise and conduct the affairs and business of the Fund and matters incidental thereto. The Management Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment; and the Management Agreement shall not be amended as to any series of the Trust (“Series”), including the Fund, unless such amendment is approved at a meeting by an affirmative vote of a majority of the outstanding shares of the Series, and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Fund who are not interested persons of the Fund or of the Manager or of the Advisor. The Management Agreement will continue in effect only if approved annually by a majority of the Board of Trustees, including a majority of Non-Interested Trustees, or by the vote of the shareholders of a majority of the outstanding shares of the Fund.

Affiliated Brokers

The Fund paid no commissions to affiliated brokers as of the fiscal year ended March 31, 2007.

Other Investment Companies

PanAgora does not provide investment advisory services to other investment companies with an investment objective that might be deemed similar to that of the Fund.

General Information on the Trust

The Trust is a management investment company registered under the 1940 Act, and was organized as a Massachusetts business trust on June 27, 1983. The Trust’s principal executive office is located at 55 Old Bedford Road, Lincoln, MA 01773. The principal offices of the principal underwriter of the Fund, U.S. Boston Capital Corporation, and the Manager of the Fund, Quantitative Investment Advisors, Inc., are located at 55 Old Bedford Road, Lincoln, MA 01773. The Fund’s custodian is State Street Kansas City, located at 801 Pennsylvania Ave., Kansas City, MO 64105. The Fund’s counsel is Kirkpatrick & Lockhart Preston Gates Ellis LLP, located at State Street Financial Center, One Lincoln Street, Boston, MA 02111-2950.

YOU MAY OBTAIN AN ADDITIONAL COPY OF THIS INFORMATION STATEMENT OR A COPY OF THE FUND’S MOST RECENT ANNUAL OR SEMI-ANNUAL REPORT TO SHAREHOLDERS, FREE OF CHARGE, BY ACCESSING THE FUND’S WEBSITE AT WWW.QUANTFUNDS.COM, BY WRITING TO THE QUANTITATIVE GROUP OF FUNDS AT 55 OLD BEDFORD ROAD, LINCOLN, MA 01773, OR BY CALLING 1-800-326-2151.

APPENDIX A

Beneficial Owners

As of the Record Date, the following persons owned of record, or were known to own beneficially, 5% or more of the outstanding shares of the Quantitative Emerging Markets Fund.

Institutional Shares

Shareholder	Percentage of Shares	Number of Shares
Counsel Trust Company for exclusive benefit of our customers [1] c/o MidAtlantic Securities/SunGard 336 Fourth Avenue The Times Building Pittsburgh, PA 15222	22.58%	202,038.135
T. Rowe Price Retirement Plan [2] Services 4515 Painters Mill Road Owings Mills, MD 21117-4903	25.22%	180,886.285
National Financial Services Corp for exclusive benefit of our customers [2,3] 200 Liberty Street New York, NY 10281	19.61%	157,069.210
Willard Umphrey 76 Redcoat Lane Concord, MA 01742	8.27% [4]	66,283.589
USB Corporation 55 Old Bedford Road Lincoln, MA 01773	5.20%	41,692.993

1 Trust consisting of multiple omnibus accounts.

2 Account is an omnibus account which consists of various owners.

3 National Financial Services Corp, by beneficially owning over 25% of the outstanding voting securities of the Fund, is a control person of the Fund.

4 Total percentage includes various personal accounts.

Ordinary Shares

Shareholder	Percentage of Shares	Number of Shares
National Financial Services Corp for exclusive benefit of our customers [1,2] 200 Liberty Street New York, NY 10281	49.0%	6,597,871.560
Charles Schwab Reinv [1] Charles Schwab & Co Inc. Attn: Mutual Fund Department 101 Montgomery Street San Francisco, CA 94104	12.8%	1,725,410.724

1 Account is an omnibus account which consists of various owners.

2 National Financial Services Corp, by beneficially owning over 25% of the outstanding voting securities of the Fund, is a control person of the Fund.

Trustee and Officer Ownership

As of the Record Date, Willard L. Umphrey owned 8.27% of the outstanding Institutional shares of the Fund.

As of the Record Date, Leon Okurowski owned 2.20% of the outstanding Institutional shares of the Fund.

As of the Record Date, no other executive officers or Trustees owned more than 1% of the outstanding shares of the Fund.